WPCS INTERNATIONAL INCORPORATED

                                        May 3, 2006

New England Communications Systems, Inc.
15 Industrial Park Place
Middletown, CT 06457
Attn: Mr. Myron Polulak, CEO

Re: Acquisition by WPCS International Incorporated

Gentlemen:

This binding letter of intent (the “LOI”) sets forth the agreement and understanding as to the terms of the acquisition of New England Communications Systems, Inc., a Connecticut corporation, together with any subsidiary corporations (“NECS”), by WPCS International Incorporated, a Delaware corporation (“WPCS”), or a wholly-owned subsidiary thereof:

1.    Acquisition. WPCS will acquire 100% of the issued and outstanding capital stock of NECS. In consideration for such sale, WPCS will deliver $3,200,000 cash payable at the closing of the transaction (the “Closing Date”), of which $3,150,000 shall be paid to the shareholders of NECS and $50,000 shall be paid for settlement of vehicle leases. In addition, for each $2.00 of NECS earnings before interest and taxes for the calendar year ending December 31, 2006 r, the NECS shareholders shall be paid an aggregate additional amount of $1.00, up to a maximum payment of $468,000 (the “Earn-out Payment” ”). At the option of WPCS, any amounts due to be paid for the Earn-out Payment may be paid in cash or shares of WPCS common stock (valued at the last sale price of the common stock on the date the payment is due). The Earn-out Payment shall be paid within ten days after receipt, review and acceptance of NECS 2006 financial statements by WPCS’ auditor.

2.    Additional Conditions. The following additional parameters will be contained in the acquisition agreement:

•	WPCS will seek to favorably convert existing NECS debt facilities to WPCS obligations with favorable re-payment parameters, acceptable in the sole discretion of WPCS.

•	WPCS will indemnify the NECS shareholders for all business related personal guarantees made on behalf of NECS.

•	Satisfactory confirmation of backlog and forecasts.

•	Satisfactory confirmation of customer relationships, such that the acquisition by WPCS will not have a negative impact on such agreements.

•
As of the Closing Date, NECS must maintain a working capital position (current assets minus current liabilities, excluding the current and long term portion of debt) of at least $972,000. Any excess shall be paid to the NECS shareholders and any shortfall will reduce the cash amount payable on Closing.

•
Prior to the Closing Date, NECS will not enter into any material obligations or new compensatory arrangements without the consent of WPCS. Material obligations do not include expenses incurred in the normal course of operations.

•
The acquisition agreement and related documents (collectively, the “Definitive Agreements”) will contain representations, warranties, covenants, including non-competition and confidentiality covenants, conditions to close and indemnities usual to a transaction of this nature, including representations and warranties made by the NECS shareholders.

•
Gary Tallmon will retire effective July 1, 2006 and that the company will pay for his medical benefits for seven years at a cost not to exceed $12.3k per year. For this payment of medical services, Gary will agree to assist NECS at least 150 hours per year on an as needed consulting basis focused on project related activities as requested by NECS.

•
The execution of a two-year employment agreement for Myron Polulak and Carolyn Windesheim on mutually agreeable terms, including a base salary of $135,000 per year for Mr. Polulak and $120,000 per year for Ms. Windesheim.

•	The NECS board of directors shall consist of two WPCS appointees and one NECS executive member.

•	The delivery of financial statements required by WPCS for SEC filing purposes.

•
If requested by WPCS, NECS shareholders need to make an IRS Section 338 (h) (10) election and if so, WPCS will reimburse NECS shareholders for any increased tax obligations at the time such tax obligations are due.

•	Any vehicles paid by NECS for non-employees company vehicle needs to be assumed by the respective individual as their contractual obligation after the closing date.

2.    Costs. Each party agrees to pay, without right of reimbursement from the other party and regardless of whether or not the transaction is consummated, the costs incurred by it in connection with this transaction, including legal fees and other costs incidental to the negotiation of the terms of the transaction and the preparation of related documentation.

3.    Timeline. The confidentiality/standstill agreement is attached hereto. All parties will use their best efforts to complete the transactions outlined above as soon as practicable. It is expected that an acquisition agreement will be executed and the transaction will close in no event later than July 31, 2006. Neither party shall be obligated to consummate the transactions prior to the execution of Definitive Agreements, unless the parties agree thereto in writing.

4.    Conduct of Business. Each party hereto hereby agrees to conduct its business in accordance with the ordinary, usual and normal course of business heretofore conducted by it. Thus, there may be no material adverse changes in the business of either company from the date hereof through the closing of this transaction.

Until consummation or termination of the Definitive Agreements, NECS and the NECS shareholders shall not directly or indirectly: (i) offer for sale, sell, assign, pledge, distribute or enter into any contract for the sale of or otherwise dispose of the shares of NECS without the expressed written consent of WPCS; (ii) issue or cause to be issued additional shares or options or warrants to purchase shares of NECS to any persons or parties; (iii) offer for sale, sell, assign, pledge, distribute or enter into any contract for the sale of or otherwise dispose of all or substantially all of a material portion of the assets of NECS; or (iv) assume or incur a significant amount of liabilities or take any other actions outside the ordinary course of its business.

5.    Access. From the date of this agreement until such time as this agreement is terminated or the Definitive Agreements are executed, WPCS shall have access to all information in the possession or control of NECS relating to NECS’s business, assets and financial condition. NECS and its representatives shall also assist WPCS conducting its due diligence review.

6.    Binding Effect. This agreement is binding on the parties provided, however, that in the event that WPCS, acting in its sole discretion, is not fully satisfied with the results of its due diligence review or other information provided by or related to NECS, WPCS, acting in its sole discretion, may terminate the proposed agreement at any time prior to the execution of the Definitive Agreements, which shall be controlling thereafter, and NECS and the NECS shareholders agree to hold WPCS harmless for any attorney’s fees, accountant’s fee, expenses or other damages which may be incurred by WPCS from NECS’s failure to consummate the contemplated Definitive Agreements. In the event the NECS shareholders execute this Letter of Intent, but fail to execute Definitive Agreements, WPCS shall be entitled to recover attorney’s fees, all out of pocket expenses and damages resulting from the transaction not being completed, in addition to the right to seek injunctive relief.

7.    Counterparts. This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.    Entire Agreement. This Letter of Intent constitutes the entire agreement of the parties covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind other than as set forth herein.

If the foregoing accurately reflects our discussions, please execute and return to the undersigned one copy of this letter.

WPCS INTERNATIONAL INCORPORATED

By:	/s/ ANDREW HIDALGO
Andrew Hidalgo,
President

AGREED AND ACCEPTED
This 3rd of May006

NEW ENGLAND COMMUNICATIONS SYSTEMS, INC.

By:	/s/ MYRON POLULAK
Myron Polulak,
Chief Executive Officer